SONOCHEM LICENSE AND INVESTMENT AGREEMENT

This Agreement is dated February 6, 2020 and supersedes the Agreement of the same titles dated the 19th day of September, 2019.

BETWEEN:

PAUL McCLORY,

an individual who is sole owner of patents issued in Europe and the United States, unofficially known as the SonoChem patents, who is a resident of England (“Patent Owner or President”);

- and -

LOU SHEFSKY,

an individual who is experienced in attracting funding and assisting start-up companies to become publicly listed in the United States on the OTC market, who is a resident of Toronto, Canada (“Investment Consultant”);

- and -

CHRIS CARL

An individual who is experienced in starting and operating publicly listed companies in both the United States and Canada who will act as CEO of the new company until such time as a permanent long-term, industry experienced CEO can be recruited, who is a resident of Toronto, Canada (“Active Director”).

RECITALS:

WHEREAS the parties wish to commercially exploit the technology related to the patents owned by Paul McClory on a global basis; and,

WHEREAS all three parties wish to join forces to successfully develop the company into a high-value, profitable company based in Nevada USA, which is already funded sufficiently to commence trading on the US OTC, and is named Tenaya Group Inc. (“Tenaya”);

NOW THEREFORE, the parties hereto agree as follows:

1.0 - DEFINITIONS

1.1In this Agreement, if not otherwise defined in the text herein, the following words and expressions shall have the following meanings:

“Initial Minimum Raise” shall mean a targeted raise of $65,000 but not less than $30,000 to be used to pay the Initial License Fee, and other incidental costs required to complete the public listing of Tenaya.

“Initial License Fee” shall mean a one-time payment of $25,000 to the Patent Owner in return for the Exclusive Global License.

“Intellectual Property Rights” shall mean all technology rights (including patent applications and invention disclosures), design rights, copyrights, rights in databases, moral rights, trademarks, service marks, trade secrets, know-how, rights in or relating to confidential information and any other intellectual property right (whether registered or unregistered) recognized in any jurisdiction in the world, now or hereafter existing, and whether or not perfected, filed or recorded, including all rights of reversion and rights to any applications and pending registrations and the right to sue for and recover damages for past infringements, that relates to the Issued Patents.

“Issued Patents” shall mean the two patents already issued, and all future patents that may be filed that are directly related to the Issued Patents and where such Issued Patents include:

1)European Patent number  322 7490, and

2)US Patent number 104 151 79

“Minimum Second Raise” shall mean a targeted raise of $2 million but not less than $1.5 million dollars.

“Parties” shall mean all three of the individuals named in the Header of this Agreement.

2.0 - TERMS OF EXCLUSIVE LICENSE

2.1Upon completion of the Patent acquisition, Tenaya will have approximately 56 million shares with three parties owning shares as follows:

a) Patent Owner -	34.0 million shares	60.7%

b) Investment Consultant and associates -	16.4 million shares	27.5%

c) Active Director -	5.0 million shares	8.9%

d) Cash Investors -	1.6 million shares	2.9%

	56.0	100.0%

2.2Upon the granting of these shares and payment of the Initial License Fee, the Patent Owner will grant an exclusive license to Tenaya to use the patents to develop and commercialize the Intellectual Property around the world.

2.3The Minimum Initial Raise was completed in December 2019. The actual amount raised was $93,000.

2.4Tenaya paid the Patent Owner an Initial License Fee of $25,000 on January 21, 2020. The remaining proceeds will be used to fund the initial setup of Tenaya, and the listing costs as well as related legal costs.  Any remaining proceeds may be used to advance the development of the technology provided there is unanimous consent to do so among the three parties herein.

2.5An additional amount of approximately $15,000 will be needed to pay to a well-known and respected UK engineering company with global reach, to work with the inventors to complete the design the machine to be built. This payment should be made before February 15, 2020.

2.5Upon completion of the Initial Minimum Raise, a Minimum Second Raise targeted to be $2,000,000 will be initiated at a price of not less than 45 cents per share (unless unanimously agreed by the Parties).

2.7In the first month following the closing of the Minimum Second Raise, monthly consulting fees will be initiated to be paid to the parties working to build the company as follows:

a)Patent Owner - $8,000

b)Inventors - $3,000 x 2

c)Investment Consultant - $5,000

d)Active Director - $5,000

2.8 The day-to day operation and development of Tenaya will be managed by the Active Director and the President subject to oversight from a Business Plan and monthly objectives to be established by the Parties.

4.0 - TERM AND TERMINATION

4.1This Patent Owner may Terminate this Agreement and the License only upon certain conditions described herein. If such Termination occurs, all shares issued to the Patent Owner will, at the discretion of the Directors of Tenaya at that time, either be cancelled or returned to the prior holder.

4.2These Conditions will allow the Patent Owner the right, but not the obligation, to terminate this Agreement, as follows:

(a)If the Minimum Second Raise is not completed by August 1st, 2020;

4.3If the Minimum Second Raise is completed on or before August 1st, 2020, Tenaya will automatically have the right to purchase 100% ownership of the Patents from the Patent Owner for a sum of $100, with the rest of the consideration being the shares, options and other payments made to the Patent Owner, subject to the following:

(a)Upon receipt of the Initial License Fee, the Patent Owner shall transfer the ownership rights to a mutually agreed upon lawyer in Trust.  The lawyer shall be directed to release the ownership rights as follows:

(i)If the Minimum Second Raise is completed is completed on or before August 1st, 2020, the ownership of the Patents shall be automatically transferred to Tenaya without further action by the Patent Owner; or

(ii)If the Minimum Second Raise is not completed by on or before August 1st 2020, the Patent Owner shall have the irrevocable right, but not the obligation, to recover the ownership rights of the patent; and

(b)Should the Patent Owner be incapacitated due to any reason including health, abandonment or his demise, the transfer of ownership described in Section 4.3 (a)(i) above shall automatically occur regardless.

(c)Should the Patent Owner be incapacitated due to any reason including health, abandonment or his demise, and the Minimum Second Raise is not completed by on or before August 1st 2020, the exclusive license shall remain in effect until the estate of the Patent Owner requests the return of the Patent ownership.  If during the period subsequent to August 1st 2020 but prior to the estate of the Patent Owner making a request for the return of the Patents, the Minimum Second Raise be completed, the lawyer will transfer ownership of the Patents to Tenaya.

5.0 - GENERAL

5.1Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. Except as may be specifically set forth in this Agreement, there are no representations, warranties, conditions or other agreements or acknowledgments, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced a party to enter into this Agreement or on which reliance is placed by a party.

5.2Governing Law. This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of Nevada.

5.3Currency. All references to currency in this Agreement shall be in US Dollars.

5.4Assignment. None of the parties may assign, transfer, convey or otherwise dispose of its rights, interests and obligations under this Agreement or the rights or interests granted pursuant hereunder, without the prior written consent of the other parties.

5.5Time of the Essence. Time shall be of the essence of this agreement and of every part of it and no extension or variation of this agreement shall operate as a waiver of this provision.

5.6Amendment.  Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this agreement unless it is in writing and executed by each of the parties.

5.7Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the date first written above.

On behalf of Patent Owner: /s/ Paul McClory Signature Paul McClory Name On behalf of Active Director: /s/ Chris Carl Signature Chris Carl Name	On behalf of Investment Consultant: /s/ Lou Shefsky Signature Lou Shefsky Name